Exhibit 5.1

Madison A. Jones

+(202) 728 7087

madison.jones@cooley.com

August 5, 2026

Quince Therapeutics, Inc.

611 Gateway Boulevard, Suite 273

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Quince Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 15,470,099 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of up to (i) 162,971 outstanding shares of Common Stock (the “Acquisition Shares”), (ii) 3,489,281 shares of Common Stock (the “Acquisition Conversion Shares”) issuable upon conversion of 67,101.235 outstanding shares (“Acquisition Preferred Shares”) of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), (iii) 570,169 shares of Common Stock (the “Acquisition Warrant Shares”) issuable upon exercise of outstanding warrants (the “Acquisition Warrants”) (or, if such Acquisition Warrants are exercised for Series C Preferred Stock, the shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock), (iv) 7,498,447 shares of Common Stock (the “PIPE Conversion Shares”) issuable upon conversion of 144,200.633 outstanding shares of the Company’s Series C Preferred Stock (the “PIPE Preferred Shares”), and (v) 3,749,231 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of outstanding warrants (the “PIPE Warrants”) (or, if such PIPE Warrants are exercised for Series C Preferred Stock, the shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock). The Acquisition Warrant Shares and the PIPE Warrant Shares are referred to herein collectively as the “Warrant Shares”), and the Acquisition Warrants and the PIPE Warrants are referred to herein collectively as the “Warrants”. The Acquisition Shares, the Acquisition Preferred Shares and the Acquisition Warrants were issued by the Company pursuant to that certain Agreement and Plan of Merger, dated May 17, 2026 (the “Merger Agreement”), by and among the Company, Phoenix Merger Sub I, Inc., Phoenix Merger Sub II, LLC, Orphai Therapeutics, LLC and Orphai Holdings Therapeutics, Inc. The PIPE Preferred Shares and the PIPE Warrants were issued by the Company pursuant to that certain Securities Purchase Agreement, dated May 18, 2026 (the “Purchase Agreement”), among the Company and the purchasers named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Merger Agreement, the Purchase Agreement, the form of the Warrants, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP  1299 Pennsylvania Avenue NW  Suite 700  Washington, DC 20004-2400

t: (202) 842 7800  f: (202) 842 7899  cooley.com

Quince Therapeutics, Inc.

August 5, 2026

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Acquisition Conversion Shares, the PIPE Conversion Shares and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Preferred Shares to be convertible into, or the Warrants to be exercisable for, more shares of Common Stock than the number available for issuance by the Company, or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock or the Series C Preferred Stock, as applicable.

On the basis of the foregoing, in reliance thereon and subject to the assumption, exceptions, limitations and qualifications set forth herein, we are of the opinion that (a) the Acquisition Shares are validly issued, fully paid and nonassessable, (b) the Acquisition Conversion Shares and the PIPE Conversion Shares, when issued upon conversion of the Acquisition Preferred Shares and the PIPE Preferred Shares, respectively, in accordance with the terms of the Series C Preferred Stock, will be validly issued, fully paid and nonassessable, and (c) the Acquisition Warrant Shares and the PIPE Warrant Shares, when issued and paid for in accordance with the terms of the Warrants and converted in accordance with the terms of the Series C Preferred Stock, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, Cooley LLP

By:	/s/ Madison A. Jones
Madison A. Jones

Cooley LLP  1299 Pennsylvania Avenue NW  Suite 700  Washington, DC 20004-2400

t: (202) 842 7800  f: (202) 842 7899  cooley.com